Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated April 1, 1999 relating to the financial statements, which appears in Microvision, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PRICEWAREHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Seattle, Washington
June 7, 1999